EXHIBIT 4

HERITAGE
COMMERCE CORP

June 18, 2010

Patriot Financial Partners, L.P.
Patriot Financial Partners Parallel, L.P.
Cira Centre
2929 Arch Street, 27th Floor
Philadelphia, Pennsylvania 19104-2868

Dear Sir/Madam:

Reference is made to the Securities Purchase Agreement by and among Heritage Commerce Corp (the “Company”), Patriot Financial Partners, L.P. (“Patriot”) and Patriot Financial Partners Parallel, L.P. (“Patriot Parallel”, together with Patriot, the “VCOC Investor”) dated as of June 18, 2010 (the “Purchase Agreement”) pursuant to which the VCOC Investor has agreed to purchase from the Company 17,750 shares of preferred stock (the “Stock”), no par value per share, of the Company, comprised of two classes: (a) Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and (b) Series C Convertible Perpetual Preferred Stock.  Unless otherwise stated herein, capitalized terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement.

The Company hereby agrees that, at any time the VCOC Investor does not have a Board Representative serving on the Board of Directors pursuant to a unilateral right held by the VCOC Investor to appoint such Board Representative under Section 4.15 of the Purchase Agreement, for so long as the VCOC Investor, directly or through one or more conduit subsidiaries, continues to hold any shares of Stock (or other securities of the Company into which such shares of Stock may be converted or for which such shares of Stock may be exchanged), without limitation or prejudice of any the rights provided to the VCOC Investor under the Purchase Agreement or elsewhere, the Company shall:

    ·      Provide the VCOC Investor or its designated representative with:

(i)           the right to visit and inspect any of the offices and properties of the Company and its subsidiaries and inspect and copy the books and records of the Company and its subsidiaries, at such times as the VCOC Investor shall reasonably request, but not more frequently than once per quarter;

(ii)           as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of the Company (or 120 days for fiscal year end), consolidated balance sheets and statements of income and cash flows of the Company and its subsidiaries as of the end of such period or year then ended, as applicable, prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, and with respect to each fiscal year end statement together with an auditor’s report thereon of a firm of established national reputation; and

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150 Almaden Boulevard ● Suite 200 ● San Jose, California 95113-2010
408.947.6900  ●  www.heritagecommercecorp.com  ●  fax 408.947.6910

(iii)           to the extent the Company or any subsidiary is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, actually prepared by the Company or such subsidiary as soon as available.

; provided that, in each case, if the Company makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

·
Make appropriate officers and directors of the Company, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its subsidiaries, but not more frequently than once per quarter;

•
To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide the VCOC Investor or its designated representative with the right to consult with the Company and its subsidiaries in advance with respect to such actions should the VCOC Investor elect to do so and provided that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such significant corporation action.

The Company agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

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150 Almaden Boulevard ● Suite 200 ● San Jose, California 95113-2010
408.947.6900  ●  www.heritagecommercecorp.com  ●  fax 408.947.6910

In the event the VCOC Investor transfers all or any portion of its investment in the Company to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights with respect to the Company afforded to the VCOC Investor  hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

HERITAGE COMMERCE CORP

By: /s/ Walter T. Kaczmarek ________________________________
       Name:  Walter T. Kaczmarek
       Title:    Chief Executive Officer
        and President

Agreed and acknowledged as of the date first above written:

PATRIOT FINANCIAL PARTNERS, L.P.

By: /s/ W. Kirk Wycoff __________________________
      Name: W. Kirk Wycoff
      Title: Managing Partner

PATRIOT FINANCIAL PARTNERS PARALLEL, L.P.

By: /s/ W. Kirk Wycoff __________________________
      Name: W. Kirk Wycoff
      Title: Managing Partner

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150 Almaden Boulevard ● Suite 200 ● San Jose, California 95113-2010
408.947.6900  ●  www.heritagecommercecorp.com  ●  fax 408.947.6910